Exhibit 10.2

Line of Credit Agreement

This LINE OF CREDIT AGREEMENT is entered into on this 4th day of August, 2021, by and between Innovative Digital Investors, LLC. a limited liability company, whose address is 1240 Rosecrans Avenue, Suite # 120, Manhattan Beach, CA. 90266 (“Creditor” or “IDI”) and BitMine Immersion Technologies, Inc., a Delaware Corporation, whose principal address is 2030 Powers Ferry Road SE, Suite # 212, Atlanta, GA. 30339, (the “Company” or “BitMine”), collectively referred to as the “Parties;”; and replaces the Line of Credit agreement dated July 22, 2021.

WHEREAS, BITMINE is a corporation with limited resources and from time to time may be in need of capital in order to advance the development of its operations’ specifically equipment related to Cryptocurrency Mining and Infrastructure.

WHEREAS, Qualified Assets will include any Mining Computers selected by the Company, and any equipment used to house these machines. All Qualified Assets shall be approved by IDI in advance of purchase by the Company.

WHEREAS, currently approved equipment are mining computers manufactured by known manufacturers, and Immersion Cooling "Cryptopods" and Containers modified to hold Cryptocurrency mining machines. New equipment can be submitted for approval by the company to Jonathan Bates at IDI. All disbursements will be specifically approved by IDI, and all requests for disbursements will come directly from BitMine Immersion Technologies in a written and signed format, with details specified. All disbursements will be made directly from IDI to the manufacturer or reseller of equipment, and the principal amount added to the existing balance of the note.

WHEREAS, BITMINE is in need of borrowing funds, and IDI is willing to advance funds to BITMINE for the purposes stated above.

WHEREAS, IDI has agreed to advance funds for use in the purposes described above.

WHEREAS, IDI and BITMINE are desiring to enter into this Line of Credit Agreement for the purposes of advancing the development of BitMine’s business plan as stated above.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby agree that he debt between both parties is hereby revised and restated as follows:

1.	Amount of Line of Credit: The initial amount of the Line of Credit shall be One Million Dollars ($1,000,000), which IDI shall provide to BitMine as follows:

A.	Upon receiving a written request from the Company along with the appropriate purchase or expense documentation, IDI shall transfer the approved funds to the Company’s bank account or directly to the bank account of the seller of said machinery.

B.	Amount Borrowed: To date, $277,296 has been borrowed per the facility to acquire qualified machinery.

B.	Borrow Period: The availability of funds shall be from a period commencing with the signing of this agreement and continue through October 1, 2021.

C.	Senior Debt Status: This debt shall be senior to all other company debt.

2.	Interest Rate: The Advanced Funds shall incur interest at the rate of Fifteen Percent (15%) per annum, compounded on a 30/360 monthly basis until the Advanced Funds have been repaid in full.

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3.	Type and Place of Payment:

A.	The amount due IDI, including principal and interest shall be due and payable on a six (6) month fully amortized schedule starting November 1st, 2021 with a final payment on April 1, 2022.

B.	Prepayment: Advance payment or payments may be made on any amounts due under this Note without penalty or forfeiture. There shall be no penalty for any prepayment.

4.	Collateral: All machinery financed will serve as collateral for the loan, along with any other company assets or cash balances.

5.	Acceleration Upon Occurrence of Specified Events. Upon the occurrence or during the continuance of any one or more of the events hereinafter enumerated, Holder or any of its assigns may forthwith or at any time thereafter or during the continuance of any such event, by notice in writing to the Maker, declare the outstanding balance be immediately due and payable without presentation, demand, protest, notice of protest, or other notice of dishonor, all of which are hereby expressly waived by Maker:

A.	Maker shall file a voluntary petition in bankruptcy or a voluntary petition seeking reorganization, or shall file an answer admitting the jurisdiction of the court and any material allegations of an involuntary petition filed pursuant to any act of Congress relating to bankruptcy or to any act purporting to be amendatory thereof, or shall be adjudicated bankrupt, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of any receiver or trustee for Maker, or of all or any substantial portion of its property, or Maker shall make an assignment to an agent authorized to liquidate any substantial part of its assets; or

B.	An order shall be entered pursuant to any act of Congress relating to bankruptcy or to any act purporting to be amendatory thereof approving an involuntary petition seeking reorganization of the Maker, or an order of any court shall be entered appointing any receiver or trustee of or for Maker, or any receiver of trustee of all or any substantial portion of the property of Maker, or a writ or warrant of attachment or any similar process shall be issued by any court against all or any substantial portion of the property of Maker, and such order approving a petition seeking reorganization or appointing a receiver or trustee is not vacated or stayed, or such writ, warrant of attachment or similar process is not released or bonded within 60 days after its entry or levy.

C.	In the event of 15 days past due or any other default, IDI will be able to call in the loan in its entirety. If the company is unable to make payment, IDI will have the right to:

A.	Take ownership of the equipment, and choose to continue mining at the current site, move the equipment elsewhere, or sell the equipment to pay the balance due.

B.	Decide to convert into common stock at the greater of $0.015/share or 5% of the trading day's closing price.

6.	Assignability: The rights or obligations under this Note may not be assigned and/or delegated by Maker without the express written consent of the other party. Holder may assign his rights without restriction.

7.	Representations and Warranties of Debtor: the Debtor represents and warrants as follows:

A.	The Debtor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Debtor has the corporate power to own its properties and to carry on its business as now being conducted.

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B.	The Debtor has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Debtor. The Debtor’s Board of Directors has approved this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Debtor and constitutes a valid and binding obligation of the Debtor, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

C.	This Agreement is the legal, valid and binding obligation of the Debtor, except as limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

8.	Representations and Warranties of Creditor: The Creditor represents and warrants as follows:

A.	That the Creditor has knowledge and experience in financial and business matters and that he understands that the merits and risks associated with the execution of this Agreement.

9.	Events of Default:

A.	In the “Event of Default” as that term is described in 9(B), the total amount under due under this Agreement shall become immediately due and payable.

B.	The term, “Event of Default” shall constitute the following scenarios;

i.	The Company is unable to make any of the payments specified in paragraph 3(A).

ii.	If the Debtor shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts as they become due; or

iii.	If the Debtor shall file a voluntary petition in bankruptcy, or shall be the subject of an involuntary bankruptcy petition, or adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the present or any future Federal Bankruptcy Code or other applicable federal, state or similar statute, law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Debtor or of all or any substantial part of its assets.

C.	Notice of Default: In the event of an action triggering an Event of Default, the Creditor shall promptly notify the Company by USPS Certified Mail of the Event of Default. The Company shall have ten (10) days from the mailing of the Event of Default notice to cure the Event of Default by making the specified payment(s).

10.	Notices: All notices, requests or instructions hereunder shall be in writing and delivered personally or sent by FedEx mail or similar overnight delivery, postage prepaid, as follows:

If to IDI	If to BITMINE
Innovative Digital Investors, LLC. Att.: Jonathan Bates 1240 Rosecrans Avenue Suite # 120 Manhattan Beach, CA. 90266	BitMine Holdings, Inc. Att.: Erik Nelson, President 2030 Powers Ferry Road SE Suite # 212 Atlanta, GA. 30339

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11.	Governing Law and Venue: The terms and provisions of this letter are solely for the benefit of the BitMine and IDI and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire or have any right by virtue of this letter. IDI and the Company agree that any dispute concerning the interpretation, validity, or enforceability of this agreement, and any action arising from any alleged breach hereof, shall be adjudicated exclusively in State or Superior Court for the county in which IDI's principal executive office shall be located at the time of institution of such action, or in the applicable district and division of the U.S. District Court having venue for disputes in that same county. In the event of any litigation arising from or related to this Agreement, or the services provided under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred including staff time, court costs, attorney’s fees, and all other related expenses incurred in such litigation. In the event of a no-adjudicative settlement of litigation between the parties or a resolution of a dispute by arbitration, the term “prevailing party” shall be determined by that process.

12.	Entire Agreement: This Agreement, including all exhibits and schedules attached thereto, executed on even date herewith, constitutes the full and entire understanding and agreement between the parties with regard to the Debt, and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements.

13.	Severability: The invalidity or unforceability of any provision of this letter shall not affect the validity or enforceability of any other provisions of this letter, which shall remain in full force and effect.

14.	Counterparts/Electronic Signatures: This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, not withstanding that all such parties are not signatories to the original or the same counterpart. Facsimile or electronically transmitted signatures shall be deemed effective as originals.

15.	Authority/Capacities/Entities: Each person signing this Agreement represents and warrants that he or she has complete authority and legal capacity to enter into this Agreement on behalf of the entity for which he or she is signing, and agrees to defend, indemnify, and hold harmless all other parties if that authority or capacity is challenged.

16.	Knowing and Voluntary Agreement: The Parties represent they have read this Agreement, understand it, voluntarily agree to its terms, and sign it freely.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Agreed to and Accepted this 4th day of August, 2021 /s/ Jonathan Bates Jonathan Bates Managing Director of The General Partner Innovative Digital Investors Emerging Technology, L.P.	Agreed to and Accepted this 4th day of August, 2021 /s/ Erik Nelson Erik Nelson, President BitMine Immersion Technologies, Inc.

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